Performant Financial Corporation Announces Financial Results for Fourth Quarter and Full Year 2016

Livermore, Calif., March 1, 2017 - Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its fourth quarter and full year ended December 31, 2016:

Fourth Quarter Financial Highlights

•	Total revenues of $33.8 million, compared to $41.1 million in the prior year period, down 17.6%

•	Net loss of $12.3 million or $(0.24) per diluted share, compared to net income of $2.2 million, or $0.04 per diluted share, in the prior year period

•	Adjusted EBITDA of $4.9 million, compared to $9.8 million in the prior year period

•	Adjusted net loss of $1.5 million, or $(0.03) per diluted share, compared to adjusted net income of $4.0 million or $0.08 per diluted share, in the prior year period

Full Year 2016 Financial Highlights

•	Total revenues of $141.4 million, compared to $159.4 million in 2015, down 11.3%

•	Net loss of $11.5 million, or $(0.23) per diluted share, compared to net loss of $1.8 million, or $(0.04) per diluted share, in 2015

•
Adjusted EBITDA of $25.9 million, compared to $28.8 million in 2015, Adjusted net income of $4.1 million, or $0.08 per diluted share, compared to adjusted net income of $6.6 million, or $0.13 per diluted share, in 2015

“Although 2016 was another transitional period, as we awaited contracting decisions, we made aggressive expense management decisions and managed our business with the intent of maintaining a sustainable financial platform,” said Lisa Im, Performant's Chief Executive Officer.

Fourth Quarter 2016 Results

Student lending revenues in the fourth quarter were $27.4 million, a decrease of 16.7% from $32.8 million in the prior year period. The U.S. Department of Education and Guaranty Agencies accounted for revenues of $3.7 million and $23.7 million, respectively, in the fourth quarter of 2016, compared to $9.7 million and $23.2 million in the prior year period. Student loan placement volume (defined below) during the quarter totaled $0.6 billion, compared to $0.9 billion in the prior year period. The Company has protested the Department of Education’s December 2016 announcement that the Company would not be awarded a new student loan recovery contract. The GAO’s decision on the Company's protest is expected in April 2017.

Healthcare revenues in the fourth quarter were $2.3 million, down from $4.3 million in the prior year period. Medicare audit recovery revenues were $0.6 million in the fourth quarter, a decrease of $2.2 million from the prior year period, as the Company's recovery activities were effectively suspended between the expiration of the first Recovery Audit Contractor (RAC) contract in mid-2016 and the start-up of the two new RAC contracts awarded to the Company in October 2016. The Company expects work under the new contracts to commence in April 2017. Commercial healthcare clients contributed revenues of $1.8 million in the fourth quarter of 2016, an increase of $0.2 million from the prior year period.

Other revenues in the fourth quarter were $4.1 million, up from $3.9 million in the prior year period.

As part of the Company’s financial reporting, it evaluates depreciable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In the fourth quarter of 2016, after not being included in the Department of Education contract award, the Company reviewed for impairment its $15.4 million Department of Education customer relationship intangible asset. Due to the uncertainty surrounding the contract award decision and the Company’s protest, the Company concluded that the Department of Education customer relationship was impaired, and a non-cash charge of $15.4 million was taken as an impairment expense to write-off the asset.

Net loss for the fourth quarter of 2016 was $12.3 million, or $(0.24) per share on a fully diluted basis, compared to net income of $2.2 million or $0.04 per share on a fully diluted basis in the prior year period. Adjusted EBITDA for the fourth quarter of 2016 was $4.9 million as compared to $9.8 million in the prior year period.  Adjusted net loss for the fourth quarter of 2016 was $1.5 million, resulting in $(0.03) per share on a fully diluted basis. This compares to adjusted net income of $4.0 million or $0.08 per fully diluted share in the prior year period.

As of December 31, 2016, the Company had cash and cash equivalents of approximately $33.0 million.

Full Year 2016 Results

Revenues for the full year ended December 31, 2016 were $141.4 million, a decrease of 11.3% compared to $159.4 million in 2015.  Student lending revenues declined 8.2% to $109.6 million from $119.4 million in 2015. Student Loan Placement Volume totaled $3.2 billion as compared to $5.3 billion in 2015. Healthcare revenues declined 42.8% to $11.4 million from $19.9 million in the prior year. Other revenues increased 1.6% to $20.4 million from $20.1 million in 2015.

Net loss for the full year was $11.5 million, or $(0.23) per share on a fully diluted basis, compared to net loss of $1.8 million or $(0.04) per share on a fully diluted basis in 2015. Adjusted EBITDA for 2016 was $25.9 million as compared to $28.8 million in 2015.   Adjusted net income for 2016 was $4.1 million, resulting in adjusted earnings per share of $0.08 on a fully diluted basis. This compares to adjusted net income of $6.6 million or $0.13 per fully diluted share in 2015.

Business Outlook

“As we look ahead, our focus remains on continuing to make improvements in productivity, the ability to grow share with our clients, and effectively managing ongoing expenses. The recent Internal Revenue Service and RAC contract awards demonstrate not only a recognition of our leadership in asset recovery, but also our ability to expand into adjacent markets where we can leverage our core skills. Our competitive differentiation continues to be: overarching client-centric focus, service value proposition, consumer sensitivity and deep commitment to regulatory compliance. For 2017 we anticipate reporting revenue in the range of $125.0 to $145.0 million with adjusted EBITDA in the range of $10.0 to $13.0 million," concluded Im.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the Company presents adjusted EBITDA and adjusted net income. These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Earnings Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2016 results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed on the Investor Relations section of the Company’s website at investors.performantcorp.com. The conference call is also available by dialing 877-705-6003 (domestic) or 201-493-6725 (international).

A replay of the call will be available on the Company's website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13656222. The telephonic replay will be available approximately three hours after the call, through March 8, 2017.

About Performant Financial Corporation

Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Performant has been providing recovery audit services for more than nine years to both commercial and government clients, including serving as a Recovery Auditor for the Centers for Medicare and Medicaid Services.

Powered by a proprietary analytic platform and workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for revenues, net income and adjusted EBITDA in 2017. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, that we have significant indebtedness maturing in 2018 that we will need to refinance and refinancing may not be available to us on reasonable terms or at all, that we did not receive a new student loan recovery contract award from the Department of Education, our longstanding and significant client, and our protest of this contract award decision may not be successful, that limitations on the scope of our audit activity under our RAC contract over the past three years have significantly reduced our revenue opportunities, that the amount of commissions we are required to return to CMS due to successful appeals by providers could exceed our estimated appeals reserve, the high level of revenue concentration among the Company's three largest customers, that many of the Company's customer contracts are subject to periodic renewal, are not exclusive and do not provide for committed business volumes, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, that failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2015 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

Assets	December 31, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$32,982	$71,182
Restricted cash	7,502	—
Trade accounts receivable, net of allowance for doubtful accounts of $224 and $386, respectively	11,484	17,965
Deferred income taxes	5,331	7,170
Prepaid expenses and other current assets	12,686	12,933
Income tax receivable	2,027	—
Total current assets	72,012	109,250
Property, equipment, and leasehold improvements, net	23,735	25,515
Identifiable intangible assets, net	5,895	25,074
Goodwill	82,522	82,522
Other assets	914	179
Total assets	$185,078	$242,540
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable, net of unamortized debt issuance costs of $1,294 and $1,078, respectively	$9,738	$7,998
Accrued salaries and benefits	4,315	4,761
Accounts payable	628	929
Other current liabilities	4,409	5,615
Income taxes payable	—	895
Estimated liability for appeals	19,305	19,118
Net payable to client	13,074	14,400
Total current liabilities	51,469	53,716
Notes payable, net of current portion and unamortized debt issuance costs of $272 and $1,038, respectively	43,878	84,144
Deferred income taxes	1,130	8,818
Other liabilities	2,356	2,006
Total liabilities	98,833	148,684
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at December 31, 2016 and 2015, respectively; issued and outstanding, 50,234 and 49,479 shares at December 31, 2016 and 2015, respectively	5	5
Additional paid-in capital	65,650	61,808
Retained earnings	20,590	32,043
Total stockholders’ equity	86,245	93,856
Total liabilities and stockholders’ equity	$185,078	$242,540

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues	$33,812	$41,054	$141,360	$159,381
Operating expenses:
Salaries and benefits	18,756	20,482	78,863	88,077
Other operating expenses	14,584	15,795	54,985	64,360
Impairment of customer relationship	15,438	—	15,438	236
Total operating expenses	48,778	36,277	149,286	152,673
Income (loss) from operations	(14,966)	4,777	(7,926)	6,708
Interest expense	(1,761)	(2,089)	(7,897)	(8,889)
Income (loss) before provision for (benefit from) income taxes	(16,727)	2,688	(15,823)	(2,181)
Provision for (benefit from) income taxes	(4,432)	493	(4,370)	(386)
Net income (loss)	$(12,295)	$2,195	$(11,453)	$(1,795)

Net income (loss) per share
Basic	$(0.24)	$0.04	$(0.23)	$(0.04)
Diluted	$(0.24)	$0.04	$(0.23)	$(0.04)
Weighted average shares
Basic	50,230	49,475	50,038	49,415
Diluted	50,230	50,123	50,038	49,415

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(11,453)	$(1,795)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss on disposal of assets	12	(585)
Depreciation, amortization, and impairment of customer relationship	28,818	13,368
Deferred income taxes	(6,912)	(2,943)
Stock-based compensation	4,713	5,009
Interest expense from debt issuance costs and amortization of discount note payable	1,264	1,242
Write-off of unamortized debt issuance costs	468	—
Changes in operating assets and liabilities:
Trade accounts receivable	6,481	(2,918)
Prepaid expenses and other current assets	247	(374)
Income tax receivable	(2,027)	4,394
Other assets	(740)	174
Accrued salaries and benefits	(446)	(619)
Accounts payable	(301)	(441)
Other current liabilities	(656)	(1,766)
Income taxes payable	(895)	895
Estimated liability for appeals	187	493
Net payable to client	(1,326)	2,290
Other liabilities	350	(253)
Net cash provided by operating activities	17,784	16,171
Cash flows from investing activities:
Proceeds from sale of property, equipment, and leasehold improvements	—	1,268
Purchase of property, equipment, and leasehold improvements	(7,866)	(7,895)
Net cash used in investing activities	(7,866)	(6,627)
Cash flows from financing activities:
Repayment of notes payable	(39,076)	(17,537)
Restricted cash for repayment of notes payable	(7,502)	—
Debt issuance costs paid	(1,181)	—
Taxes paid related to net share settlement of stock awards	(266)	(90)
Proceeds from exercise of stock options	337	37
Income tax benefit from employee stock awards	103	22
Payment of purchase obligation	(554)	(1,123)
Net cash used in financing activities	(48,139)	(18,691)
Effect of foreign currency exchange rate changes on cash	21	31
Net decrease in cash and cash equivalents	(38,200)	(9,116)
Cash and cash equivalents at beginning of year	71,182	80,298
Cash and cash equivalents at end of year	$32,982	$71,182
Supplemental disclosures of cash flow information:
Cash paid (received) for income taxes	$5,273	$(2,726)
Cash paid for interest	$6,156	$7,650

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Adjusted Earnings Per Diluted Share:
Net income (loss)	$(12,295)	$2,195	$(11,453)	$(1,795)
Plus: Adjusted items per reconciliation of adjusted net income	10,771	1,793	15,569	8,363
Adjusted Net Income (Loss)	$(1,524)	$3,988	$4,116	$6,568

Adjusted Earnings Per Diluted Share	(0.03)	0.08	0.08	0.13
Diluted average shares outstanding (8)	50,230	50,123	50,674	50,032

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Adjusted EBITDA:
Net income (loss)	$(12,295)	$2,195	$(11,453)	$(1,795)
Provision for (benefit from) income taxes	(4,432)	493	(4,370)	(386)
Gain on sale of land (6)	—	—	—	(636)
Interest expense	1,761	2,089	7,897	8,889
Transaction expenses (1)	—	—	—	3,270
Restructuring and other expenses (4)	20	149	329	1,079
Depreciation and amortization	3,282	3,274	13,380	13,132
Impairment of customer relationship (7)	15,438	—	15,438	236
Stock based compensation	1,167	1,611	4,713	5,009
Adjusted EBITDA	$4,941	$9,811	$25,934	$28,798

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Adjusted Net Income (Loss):
Net income (loss)	$(12,295)	$2,195	$(11,453)	$(1,795)
Gain on sale of land (6)	—	—	—	(636)
Transaction expenses (1)	—	—	—	3,270
Stock based compensation	1,167	1,611	4,713	5,009
Amortization of intangibles (2)	936	945	3,736	3,790
Impairment of customer relationship (7)	15,438	—	15,438	236
Deferred financing amortization costs (3)	390	285	1,732	1,191
Restructuring and other expenses (4)	20	149	329	1,079
Tax adjustments (5)	(7,180)	(1,197)	(10,379)	(5,576)
Adjusted Net Income (Loss)	$(1,524)	$3,988	$4,116	$6,568

We are providing the following preliminary estimates of our financial results for the year ended December 31, 2017:

	Year Ended
	December 31, 2016	December 31, 2017
	Actual	Estimate
Adjusted EBITDA:
Net income (loss)	$(11,453)	$ (5,220) to (5,400)
Provision for (benefit from) income taxes	(4,370)	(3,480) to (3,600)
Interest expense	7,897	4,200 to 5,500
Restructuring and other expenses (4)	329	—
Depreciation and amortization	13,380	11,250 to 12,250
Impairment of customer relationship (7)	15,438	—
Stock-based compensation	4,713	3,250 to 4,250
Adjusted EBITDA	$25,934	$ 10,000 to 13,000

(1) Represents direct and incremental costs associated with expenses incurred in 2015 for a potential acquisition and related financing.
(2) Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.

(3) Represents amortization of capitalized financing costs related to financing conducted in 2012 and costs related to the amendment of the terms of the note payable in 2014 and 2016.
(4) Represents restructuring costs and severance and termination expenses incurred in connection with termination of employees and consultants.
(5) Represents tax adjustments assuming a marginal tax rate of 40%.
(6) Represents gain on the sale of land in San Angelo, TX in 2015.
(7) Represents impairment expense relating to the Department of Education customer relationship in 2016 and to account for the loss of a client in 2015.
(8) While net income (loss) for the twelve months ended December 31, 2016 and 2015 reflects a net loss of $(11,453) and $(1,795), the computation of adjusted net income results in adjusted net income of $4,116 and $6,568, respectively. Therefore, the calculation of the adjusted earnings per diluted share for the twelve months ended December 31, 2016 and 2015 includes dilutive common share equivalents of 636 and 617 added to the basic weighted average shares of 50,038 and 49,415, respectively.